Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of this 13th day of May, 2013 (the “Effective Date”) by and between ECHO WARREN ASSOCIATES, L.P., a Delaware limited partnership, (“Seller”), and WHLR-WARREN COMMONS, LLC, a Delaware limited liability company, or assigns (“Purchaser”).

WITNESSETH:

WHEREAS, Seller owns a shopping center containing approximately 14.815 acres of land and buildings with approximately 46,644 square feet of leasable area, commonly referred to as Warren Commons Shopping Center, with an address of 2829 Market Street, 2759-2775 Market Street, 2801-2821 Market Street and the detention basin at the southwest corner of Warren Commons, as more fully hereinafter described, and desires to sell same to Purchaser; and

WHEREAS, Purchaser desires to acquire such shopping center and related assets;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Property. Subject to the terms and conditions hereof, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the following described property:

A. All those certain tracts or parcels of land located in Conewango Township, Warren County, Pennsylvania, consisting of approximately 14.815 acres of land as more particularly described on Exhibit “A” attached hereto and by this reference incorporated herein, together with the buildings, certain driveways, parking areas, stormwater ponds, and all other improvements located thereon owned by Seller (the “Improvements”), and together with all appurtenances, rights, easements, rights of way, tenements and hereditaments incident thereto and all title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, open, closed or proposed, in front of or adjoining said tracts of land (said tracts of land, the Improvements and all other rights described above being hereinafter collectively referred to as the “Real Property”); and

B. All equipment, furniture, furnishings, supplies and other fixtures of every description located on, or attached to the Real Property and which are owned by Seller as of the Effective Date (the “Additional Property”), and

C. All of the landlord’s interest in all leases of portions of the Real Property (the “Leases”), as more particularly described in the rent roll on Exhibit “B” attached hereto and by this reference made a part hereof; and

D. To the extent of Seller’s interest therein, if any, and to the extent assignable, all reciprocal easement agreements, operating agreements, development agreements, warranties, guarantees and bonds, certificates of occupancy, trade names, service marks, service contracts (to the extent assumed by Purchaser), governmental and regulatory licenses and permits (including any permits relating to stormwater management), final working drawings, engineering plans, utilities lay-out plans, surveys, topographical plans and plans and specifications with respect to the development, use or operation of the Real Property (the “Intangible Property”).

The Real Property, Additional Property, Leases and the Intangible Property are hereinafter collectively referred to as the “Property”.

2. Purchase Price and Terms of Payment.

A. The purchase price (“Purchase Price”) for the Property shall be Five Million Two Hundred Fifty Thousand and 00/100 DOLLARS ($5,250,000.00) and shall be paid on the Closing Date by Federal funds wire transfer, in United States dollars. The Deposit (as hereinafter defined) shall be paid by the Escrow Agent to Seller at closing and shall be credited against the Purchase Price.

B. Purchaser shall deposit with the Pittsburgh office of Chicago Title Insurance Company (“Escrow Agent”), within two (2) business days after the Effective Date, the sum of Twenty Five Thousand Dollars, ($25,000.00) (the “Initial Deposit”). Within two (2) business days after the expiration of the Review Period (as defined below), unless this Agreement has been sooner terminated, Purchaser shall deposit with the Escrow Agent, the additional sum of Twenty Five Thousand Dollars ($25,000.00) (the “Second Deposit”). In the event this Agreement is not so terminated and the Second Deposit is not paid to the Escrow Agent within two (2) business days after the expiration of the Review Period, Seller may terminate this Agreement and receive the Initial Deposit and any interest thereon, in which event neither party shall have any further liability or responsibility hereunder other than Purchaser’s liability for the Second Deposit and any liability under Section 3 of this Agreement. As used in this Agreement, “Deposit” shall refer collectively to the Initial Deposit and the Second Deposit, together with all interest earned thereon, if any. If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing, as defined below, the Deposit shall be delivered by the Escrow Agent to Seller as payment toward the Purchase Price. If the transaction fails to close due to a default on the part of Seller or if a condition set forth in this Agreement for the benefit of Purchaser is not satisfied or removed and this Agreement shall be terminated by Purchaser, the Deposit shall be delivered by the Escrow Agent to Purchaser and Purchaser shall have the applicable remedies set forth in Section 13 of this Agreement. If the transaction fails to close due to a default on the part of Purchaser, Seller shall have the applicable remedies set forth in Section 3 and Section 14 of this Agreement. Notwithstanding any provision of this Agreement to the contrary, Escrow Agent’s duties and responsibilities are set forth in the escrow agreement (the “Escrow Agreement”) attached hereto as Exhibit “E” and incorporated herein by this reference.

C. Purchaser shall receive a credit against the Purchase Price for an amount of the outstanding principal balance as of the Closing Date of a loan currently held by Bank of America, (“Mortgagee”) in the original amount of Four Million Two Hundred and Fifty Thousand ($4,250,000.00), having a principal balance as of February 28, 2013, of $4,231,428.96 (the “Mortgage”),

C. The remaining balance of the Purchase Price shall be payable (i) by Purchaser’s assumption of the principal balance of the Mortgage (as hereinafter defined) as of the Closing, and (ii) the balance in cash, or by wire transfer or other immediately available funds, to Seller on the Closing Date.

3. Review Period; Inspection.

A. At all times during the period commencing on the Effective Date and terminating on the date that is sixty (60) days thereafter (the “Review Period”), Purchaser, its agents, employees, representatives and contractors, at Purchaser’s sole cost and expense, shall have the rights:

1. Subject to and without violating any of the rights of other parties under any Leases, to enter upon the Real Property described in Exhibit “A” at all reasonable times, and after reasonable advance notice to Seller, to perform such tests, inspections and examinations of the Real Property described in Exhibit “A” as Purchaser reasonably deems advisable, including the structural condition of, and all electrical and mechanical systems contained in, the Improvements, and to make investigations with regard to title to the Real Property, environmental matters, matters of survey, flood plain of the Real Property, utilities availability, zoning and building code and other applicable governmental requirements with regard to the Real Property and the use thereof; provided that, prior to any such entry, Purchaser shall comply with all of the provisions of Section 3 of this Agreement. With respect to the foregoing investigations, Purchaser, its agents, employees, representatives and contractors, may enter upon the Real Property described in Exhibit “A” and do all things necessary in connection therewith, subject to and without violating any of the rights of other parties under any Leases, and provided they do not adversely affect any portion of the Property. Purchaser shall not, and shall cause its agents, consultants, contractors, subcontractors, and its or their respective agents, employees or representatives agents, employees and representatives not to, violate any of the rights of other parties under any Leases or otherwise unreasonably disturb any of such parties while conducting its inspections, tests and studies. Purchaser shall indemnify, defend and hold Seller harmless from and against all cost, loss, liability, damage and expense, including reasonable attorneys’ fees (including costs of enforcing this provision) arising out of any violation of this Section 3 and any other actions or omissions of Purchaser or any of its contractors or subcontractors or any of its or their respective agents, employees or representatives, whether or not involving negligence or greater fault, relating to the activities upon the Real Property pursuant to the terms of this paragraph; and

2. After reasonable advance notice to Seller, to investigate and review any and all books and records relating to the Property and all Leases, service agreements, tenant correspondence, operating statements, warranties, guarantees or bonds, certificates of occupancy, governmental or regulatory licenses and permits, plans and specifications and other items relating to the Property. Within five (5) days of the Effective Date Seller shall forward to Purchaser true and complete copies of all the items set forth on

Exhibit “C” to the extent that such items are in its possession or control. At all reasonable times as requested by Purchaser, Seller shall make available to Purchaser, its counsel and accountants, all financial and operating data and other books and records pertaining to the Property under Seller’s control.

B. Purchaser shall comply with the following in connection with each exercise of rights pursuant to subsection A. above:

1. Each person and entity whom Purchaser shall propose to enter the Property shall be competent and duly licensed to perform the investigation of the Property to be performed by such person or entity and shall otherwise be subject to the prior approval of Seller, which approval shall not be unreasonably withheld;

2. Each person and entity who shall enter the Property shall first deliver to Seller evidence of public liability and property damage insurance naming such person as insured and Seller as an additional insured, in an amount not less than One Million Dollars ($1,000,000);

3. No core sampling, drilling or other type of invasive testing shall be permitted unless (A) Seller shall have a received evidence of the need therefor based on a Phase I environmental assessment by duly qualified personnel, indicating a need for such further testing, and (B) Seller shall have approved the location and extent of any such testing, which consent shall not be unreasonably withheld, delayed or conditioned;

4. Purchaser shall comply, and shall cause each person and entity involved in any activity in connection with or as a result of Purchaser’s investigation to comply, with all applicable laws, regulations, ordinances, orders and other legal requirements in connection with any activity undertaken with respect to the Property;

5. It is understood that any approval given by Seller shall be solely for Seller’s own protection and shall not be construed to waive or limit any obligation of Purchaser under this Agreement or otherwise;

C. Purchaser shall have the right during the Review Period to determine that it is satisfied, in its sole and absolute discretion, with the results of any of the tests, inspections or investigations relating to the Property or the operation thereof, and that the Property is suitable in all respects for Purchaser’s intended purposes or needs. In the event Purchaser does not, prior to the end of the Review Period, notify Seller in writing of the waiver of its right to terminate this Agreement pursuant to its review of the items as set forth in this Section 3, this Agreement shall automatically terminate without requirement of further action on the part of Purchaser or Seller. In the event of any termination of this Agreement, Purchaser shall immediately return to Seller any documents, plans, studies or other materials that were provided to Purchaser by Seller related to the Property, and so long as Purchaser is not in default hereunder, the Deposit shall be refunded to Purchaser and neither party shall have any further liability or obligations to the other hereunder; provided, however, that the obligations contained in this Section 3 shall survive the termination of this Contract.

D. Purchaser shall purchase the Property in its AS IS, WHERE IS condition with all faults of any kind or nature whatsoever, it being understood that, except for the warranties or representations of Seller expressly set forth in this Agreement that expressly survive the closing (and only for the period of time expressly so surviving), Seller in no way represents or warrants, and specifically disclaims any responsibility or liability with respect to, (i) the condition or quality of the Property, (ii) the suitability of the Property for Purchaser’s intended use or (iii) the presence of any other conditions that affect the Property, including without limitation the presence of hazardous substances or materials in violation of applicable environmental or other laws.

E. The provisions of this Section 3 shall survive the termination of this Agreement and the closing of this transaction and delivery of the Special Warranty Deed, and shall not merge therein or be extinguished thereby.

4. Title.

A. Purchaser shall obtain a current ALTA owner’s title commitment for title insurance (the “Title Commitment”) issued by Escrow Agent, together with true and complete copies of all exceptions contained therein. Purchaser shall order, at its cost and expense, an ALTA Survey (the “Survey”). Upon the receipt of the Title Commitment and the Survey, Purchaser shall promptly review such information. In all events, at least ten (10) days before the expiration of the Review Period, Purchaser shall furnish a copy thereof to Seller, together with a statement either that Purchaser approves title to the Property (including all Permitted Exceptions (as hereinafter defined) or that identifies exceptions shown in the Title Commitment that Purchaser requests Seller to remove (“Purchaser’s Notice”). If Purchaser shall not timely give Purchaser’s Notice, Purchaser shall be deemed to have found the title to the Property to be unacceptable and to have elected to terminate this Agreement. If Purchaser’s Notice shall request Seller to remove any exceptions shown in the Title Commitment, then within five (5) days after receipt of Purchaser’s Notice, Seller shall give notice (“Seller’s Notice”) to Purchaser stating those exceptions, if any, so identified in Purchaser’s Notice that Seller is willing to undertake to satisfy; provided however that, if Seller shall not timely give Seller’s Notice, then Seller shall be deemed to have elected not to undertake any efforts to remove any such exceptions. If, in Seller’s Notice, Seller shall have elected to undertake any efforts to remove any such exceptions, Seller shall not have an obligation to remove the same and, by further notice to Purchaser, may discontinue such efforts at any time during the Review Period. Purchaser may terminate this Agreement if Seller provides such notice of discontinuance of efforts during the Review Period. If Purchaser does not terminate this Agreement, then such matter and any other matters deemed to be Permitted Exceptions as provided in Section 4 A hereinabove shall be considered Permitted Exceptions. If Seller shall have elected in Seller’s Notice (or shall be deemed to have elected) not to undertake efforts to remove any exceptions identified in Purchaser’s Notice to be removed, then Purchaser, by further notice to Seller within five (5) days after the due date of Seller’s Notice shall either terminate this Agreement or shall accept such exceptions as Permitted Exceptions. In the absence of any such further notice by Purchaser, Purchaser shall be deemed to have elected to terminate this Agreement and the Deposit shall be returned to Purchaser by Escrow Agent. In the event that Chicago Title Insurance Company adds new exceptions to its Title

Commitment for matters that are of record as of the Effective Date but were omitted by the title company in the original Title Commitment after the above title process has been completed, the above title process will be initiated again to address any such new exceptions to the Title Commitment.

B. Title to the Property shall be good and marketable, free and clear of all mortgages, liens and encumbrances, and free and clear of all leases, security interests, restrictions, rights-of-way, easements and other matters, except for the Permitted Exceptions. For purposes of this Agreement, “Permitted Exceptions” shall mean (i) all Leases, as more particularly described on the rent roll on Exhibit “B”, (ii) the Mortgage and related liens and assignments and (iii) all title matters and exceptions to which Purchaser does not object pursuant to Section 4 A hereinabove and any other matters deemed to be Permitted Exceptions as provided in Section 4 A hereinabove.

5. Seller’s Representations and Warranties. Seller warrants and represents to Purchaser as follows, which warranties and representations shall be deemed made on the Effective Date and shall be reaffirmed at Closing (subject to any change hereafter occurring with respect to the information referred to in subsections E. F., H. I., J. or K. (as to claims or defaults by tenants)).

A. The title to the Property is, and at Closing will be, free and clear of all liens, encumbrances or leases, except the Permitted Exceptions. It shall be a condition to Purchaser’s obligation to proceed to the Closing that title to the Property will be marketable and good of record and insurable at standard title insurance company rates of the Escrow Agent, subject only to the Permitted Exceptions.

B. Seller is a validly existing Delaware limited partnership in good standing and has the authority to enter into and perform its obligations under this Agreement. The person executing this Agreement on behalf of Seller has been authorized to do so.

C. The execution and delivery of this Agreement do not, and the consummation of the transaction contemplated hereby will not in any material respect, require any approval, consent, authorization or order of, or filing with, any private party or any governmental agency or body or violate any law, rule or regulation or any order, arbitration award, judgment or decree to which Seller is a party or by which it or any of the Property is bound.

D. The Property is not subject to any option contract or other sales contract, or to any leases or other occupancy agreements created by Seller other than the Leases.

E. Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations.

There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality. The Seller is not a debtor in any bankruptcy or other insolvency proceeding.

F. The Seller has not received from any governmental authority any written notice of, and the Seller presently has no knowledge of, pending or contemplated condemnation proceedings affecting the Property.

G. At or before the Closing, Seller shall duly terminate any management or leasing contract or fee arrangement between Seller and any other party for or in connection with the Real Property, all payments due thereunder will be paid in full by Seller at or prior to Closing, and Seller shall hold Purchaser harmless from any claims thereunder, unless Purchaser, at its sole option, assumes any such agreement in writing.

H. Seller has not received any notice from any insurance company or any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies with respect to, or requesting the performance of any repairs, alterations or other work to, the Property.

I. To Seller’s knowledge without investigation, except as may be set forth in any environmental assessment to be delivered to Purchaser pursuant to Section 3 of this Agreement or as otherwise disclosed to Purchaser within five (5) days after the Effective Date, (i) the Real Property described in Exhibit “A” is not in violation of any applicable environmental law, including without limitation the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.) and the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); (ii) no underground storage tanks, asbestos (either commercially processed or excavated raw materials), electrical transformers, fluorescent light fixtures with ballast, or other items or equipment containing polychlorinated biphenyls (“PCBs”), or other material regulated by any applicable environmental law (“Hazardous Materials”) are present on the Real Property described in Exhibit “A” in violation of any applicable environmental law; and (iii) Seller has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Property or suggesting they might look to Seller for contribution to clean up or remediate such condition. In the event Purchaser shall discover such Hazardous Materials, toxic substances, tanks or other unsatisfactory (in Purchaser’s sole discretion) environmental conditions on the Property at any time prior to Closing, as Purchaser’s sole remedy, Purchaser shall have the right to terminate this Agreement upon written notice thereof to Seller, whereupon Escrow Agent shall return the Deposit to Purchaser together with all interest thereon. Notwithstanding anything to the contrary herein, the effect of the representations made in this subsection shall be deemed to be modified to the extent of any information to the contrary obtained by any inspections, tests or investigations made by Purchaser or any of its agents, consultants, contractors, subcontractors, or any of its or their respective agents, employees or representatives agents, employees and representatives prior to the end of the Review Period.

J. To Seller’s knowledge, no assessments or charges for any public improvements have been made against the Property which remain unpaid and no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made.

K. The rent roll on Exhibit “B” lists (i) all Leases in effect on the Effective Date, and (ii) guaranties with respect to the Leases in effect on the Effective Date (the “Guaranties”). To Seller’s knowledge, each of the Leases and Guaranties is valid and subsisting and in full force and effect, has not been further amended, modified or supplemented except as otherwise indicated on Exhibit “B”, the tenant thereunder is in actual possession in the normal course, the tenant is not in material default thereunder, no tenant under any Lease has asserted any claim of which Seller has notice which would in any way affect the collection of rent from such tenant, and no written notice of default or breach on the part of the landlord under any of the Leases has been received by Seller or its agents from the tenant thereunder.

L. The rents set forth in Exhibit “B” are the actual rents, income and charges presently being collected by Seller. To Seller’s knowledge, no tenant under any of the Leases is entitled to any concessions, allowances, rebates or refunds or has prepaid any rents or other charges for more than the current month except as may be authorized by the express terms of the applicable Leases. None of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered except in connection with any loan to be fully satisfied prior to, or at, Closing. No security deposits have been paid by any tenants which have not heretofore been returned, except as set forth in Exhibit “B” hereto, if any.

M. Following Closing, no brokerage or leasing commissions or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof.

N. If, after Seller’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein materially untrue or misleading, Seller shall promptly notify Purchaser in writing.

O. All documents provided to Purchaser, including without limitation the items provided pursuant to Section 3(A)(2), are the complete originals or, if not originals, are true, accurate, and complete copies thereof.

P. The copies of the loan documents to be delivered in the future by Seller to Purchaser pursuant to this Agreement will constitute complete copies of all loan documents executed by Seller in connection with the Mortgage (as hereinafter defined).

6. Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as follows:

A. This Agreement is validly executed and delivered by Purchaser and the performance by Purchaser hereunder does not violate (i) any agreement or contract to which Purchaser is a party or (ii) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Purchaser is subject.

B. The execution of this Agreement by Purchaser has been properly authorized and is the binding obligation of Purchaser.

7. Seller’s Covenants. Seller covenants and agrees as follows:

A. Seller will not (i) mortgage, pledge or subject the Property or any part thereof to an unbonded lien or other encumbrance, except for that certain Mortgage and related liens and assignments in favor of Bank of America, (“Mortgagee”) in the original amount of Four Million Two Hundred and Fifty Thousand ($4,250,000.00), having a balance as of February 28, 2013, of $4,231,428.96 (the “Mortgage”), which shall be assumed by Purchaser at Closing if such assumption is approved by Mortgagee, (ii) permit any mechanic’s or materialmen’s lien to attach against the Real Property, (iii) execute or cause or permit to be placed of record any document affecting title to any portion of the Real Property, and (iv) enter into, or subject any portion of the Property to, any option contract, sales contract, or any other agreement, pursuant to which any party shall have any right to purchase any portion of the Property and (v) enter into any lease, assignment, amendment, modification, supplement or renewal of any of the Leases, without first receiving Purchaser’s prior written approval, which approval shall not be unreasonably withheld.

B. Seller will not sell or otherwise dispose of or remove any fixtures, mechanical equipment or any other item included within the Property.

C. Seller will not do any act which will materially adversely affect the warranties, guarantees, bonds and other items delivered to Purchaser as specified in Section 1D, without the prior written consent of Purchaser.

D. Seller will comply with each and every material undertaking, covenant and obligation of the landlord under the Leases.

E. Seller shall maintain or cause to be maintained the Property (including all plumbing, heating, ventilating, air conditioning and other mechanical and electrical systems contained in the Improvements, but excluding all portions of the Real Property that are beyond the boundaries thereof described on Exhibit “A”) in its current order and repair, reasonable wear and tear and damage by fire or other casualty excepted.

F. Seller will pay or cause to be paid all debts, taxes, fees, assessments, commissions, and other obligations for which it is responsible related to the use and ownership of the Property up to the date of Closing, except for those items for which proration is agreed upon in accordance with the provisions of Section 10 hereof, including, but not limited to: all real estate, personal property and other taxes of every kind; all charges for consumption of utilities; and all commissions or broker’s fees.

G. Between the date of this Agreement and the Closing Date, Seller agrees that it will: (i) manage and operate the Property only in the ordinary and usual manner, maintain in full force and effect until the Closing Date its current insurance policies; (ii) deliver the Property, subject to the Permitted Exceptions, on the Closing Date in substantially the same condition it is in on the date of this Agreement, reasonable wear and tear and damage by fire or other casualty excepted; (iii) give prompt written notice to Purchaser, by overnight delivery from a recognized national carrier and facsimile, of any fire or other casualty affecting the Property after the date of this Agreement; (iv) deliver to Purchaser, promptly after receipt by Seller, copies of all notices of violation issued by governmental authorities with respect to the Property received by Seller after the date of this Agreement.

H. Seller shall maintain such reserves following Closing that Seller, in its good faith judgment, deems to be necessary in order to satisfy its obligations, representations, covenants and warranties which by their nature or as otherwise noted herein survive Closing.

I. Seller (i) shall use commercially reasonable efforts (it being understood that Seller need not take any enforcement actions against any tenants in connection therewith) to deliver to Purchaser at the Closing, duly executed originals of estoppel certificates (the “Estoppel Certificates”) from each tenant under the Leases and each guarantor of each Lease, if any, substantially in the form attached hereto as Exhibit “D”, each dated not earlier than ninety (90) days prior to the Closing. If, as of the time otherwise provided for the Closing, Estoppel Certificates for at least eighty percent (80%) of the tenant space within the Property shall not have been delivered to Purchaser in the foregoing form and not reflecting any material defaults by Seller or the tenant thereunder, then Purchaser may terminate this Agreement and receive back the Deposit, in which event neither party shall have any further liability under this Agreement other than with respect to liabilities and obligations stated in this Agreement to survive termination, and (ii) shall request duly executed originals of estoppel certificates, each dated not earlier than ninety (90) days prior to the Closing, from all parties subject to any Reciprocal Easement Agreement, if any, in the form (“REA Estoppel”) by which the parties to the REA shall certify that the REA is in full force and effect, has not been assigned, modified or amended in any way other than as set forth in a recorded document, and to the knowledge of the party giving the estoppel, the other party is not in material default under the applicable instrument and all amounts, if any owing under the applicable agreement have been paid in full. If all of the REA Estoppels have not been delivered to Purchaser in the required form within the aforesaid time period, Purchaser may elect to terminate this Agreement, and have the Deposit refunded to Purchaser.

J. Seller shall use commercially reasonable efforts to assist the Purchaser to obtain the consent of Mortgagee to Purchaser’s assumption of the Mortgage, and the Mortgagee Estoppel Certificate, provided that Seller shall not have any obligation to incur any expense or assume any obligation or liability, contingent or otherwise, in connection therewith (other than the payment of the one percent (1%) assumption fee referred to in Section 10.D. of this Agreement).

K. Prior to the Closing, Seller shall perform all of Seller’s obligations under the Mortgage and shall not (a) commit or allow any act or omission, directly or indirectly, which would then or with the passage of time create a default under the documents evidencing or securing the Mortgage (the “Mortgage Documents”), (b) amend or modify the Mortgage Documents, or (c) prepay, in whole or in part, the Mortgage.

8. Conditions.

A. In addition to Purchaser’s absolute right to terminate this Agreement for any reason at any time during the Review Period, the obligation of Purchaser under this Agreement to purchase the Property from Seller is subject to the satisfaction of each of the following conditions on or prior to the Closing Date, any of which conditions may be waived in whole or in part by Purchaser by written waiver at or prior to the Closing Date:

1. Title to the Real Property shall be good and marketable as required herein, free and clear of all liens, encumbrances and exceptions other than the Permitted Exceptions and the Escrow Agent shall be prepared to issue an owner’s title insurance policy pursuant to the Title Commitment insuring the title to the Real Property, subject only to the Permitted Exceptions, in the amount of the Purchase Price or such lesser amount as Purchaser, in its sole discretion, shall determine and with such endorsements which the Escrow Agent, prior to the end of the Review Period, shall have committed to issue upon payment of the appropriate premium therefor and no material change thereto shall have occurred prior to Closing. Seller shall discharge all liens against the Property at Closing other than the Mortgage which is to be assumed by Purchaser and other Permitted Exceptions.

2. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed by, observed and complied with on its part either on or prior to the Closing Date.

3. All of Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Closing Date, and Seller will deliver to Purchaser at Closing a certificate to that effect (or disclosing any representations or warranties which are no longer true and accurate); provided that it shall be a condition to Purchaser’s obligation to proceed to the Closing that there shall not be any material change in such representations or warranties set forth in such certificate.

4. The physical condition of the Property and the title for the Property shall not have materially changed since the conclusion of the Review Period.

5. All tenants of the Leases shall be occupying the Property, and none of them shall be in default in the payment of rent or performance of any other material obligation.

6. Purchaser shall have received upon terms to its reasonable satisfaction: (a) the consent of the Mortgagee for the assumption of the Mortgage by the Purchaser upon substantially the current terms and conditions thereof (it being understood that unless Purchaser shall have terminated this Agreement during the Review Period, Purchaser shall be deemed to have approved the current terms of the Mortgage and related documents, and (b) a statement from the Mortgagee to the effect that, without investigation, the Mortgagee is not actually aware of any defaults with respect to the Mortgage (it being understood that the sole effect of the inaccuracy of any such statement shall be the inability of the Mortgagee to assert any such known default against Mortgagee based on events occurring prior to the Closing) (the “Mortgagee Estoppel”). If Purchaser shall not have received the foregoing items, then this Agreement shall be considered terminated, the Deposit shall be returned to Purchaser, and neither Purchaser nor Seller shall have any further liability under this Agreement, except as to matters that specifically survive such termination.

In the event any of the foregoing conditions to the Closing are not satisfied or waived in writing by Purchaser as of the Closing Date, then, Purchaser may either (i) extend the date for Closing until such conditions are satisfied (but only if (A) the unfulfilled conditions shall have occurred by reason of a default by Seller hereunder that can reasonably be cured within thirty (30) days, and (B) such extended period for the Closing shall not exceed such thirty (30)-day period, and if such condition shall not be fulfilled as of the end of such thirty (30)-day period, then Purchaser may terminate this Agreement; (ii) terminate this Agreement and have the Deposit refunded to Purchaser together with accrued interest (provided, however, that termination and refund of the Deposit shall not be Purchaser’s exclusive remedy to the extent other remedies are permitted by this Agreement) or (iii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read as if such conditions no longer existed; provided, however, that if such failure of condition also constitutes or is accompanied by a default by Seller hereunder, Purchaser shall have all applicable rights and remedies as set forth in Section 13 hereof, and the indemnity contained in Section 3A hereof shall survive Closing. Notwithstanding that certain of Seller’s representations and warranties may be limited to the extent of actual knowledge of the facts stated therein, it shall be a condition precedent to Purchaser’s obligation to go to Closing that the facts stated in all such representations and warranties shall be correct in all material respects as of the time of Closing.

If the Mortgagee does not approve in writing the assumption of the Mortgage by the Purchaser on or before two hundred ten (210 days after the Effective Date, and if Purchaser is not in default under this Agreement, then either Seller or Purchaser may terminate this Agreement and the Deposit shall be returned to Purchaser and neither party shall have any further liability hereunder, except as to Section 3 hereof.

B. The obligations of Seller under this Agreement to sell the Property to Purchaser are subject to the satisfaction of each of the following conditions, any of which conditions may be waived in whole or in part by Seller by written waiver at or prior to the Closing Date:

1. Purchaser shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed by, observed and complied with on its part either on or prior to the Closing Date.

2. All of Purchaser’s representations and warranties contained herein shall be true and correct in all material respects.

3. Purchaser shall have assumed the Mortgage with the Consent of the Mortgagee and Seller and its affiliates shall have been released with respect to all obligations under the Mortgage and any related guaranties, indemnities and other undertakings related to the Loan.

C. It shall also be a condition to the respective obligations of Seller and Purchaser to proceed to the Closing that, simultaneously with the Closing, the closing under that certain Purchase and Sale Agreement (the “Related Agreement”), of even date herewith, between ECHO Dillsburg, L.P. and Warren Commons Associates, LLC, it being understood (a) that Purchaser shall not be entitled to rely on this condition if Warren Commons Associates, LLC shall be in material default under the Related Agreement, and (b) that Seller shall not be entitled to rely on this condition if ECHO Dillsburg, L.P. shall be in material default under the Related Agreement.

If the Closing shall not have occurred on or before the Closing Date other than solely by reason of Seller’s default hereunder, then, Seller may either (i) extend the date for Closing until such conditions are satisfied (but only if (A) the unfulfilled conditions shall have occurred by reason of a default by Purchaser hereunder that can reasonably be cured within thirty (30) days and (B) such extended period for the Closing shall not exceed such thirty (30)-day period, and if such condition shall not be fulfilled as of the end of such thirty (30)-day period, then Seller may terminate this Agreement by notice to Purchaser prior to the end of such thirty (30)-day period and have the Deposit refunded to Purchaser together with accrued interest), or (ii) terminate this Agreement with the Deposit together with accrued interest refunded to Purchaser if Purchaser shall not then be in default under this Agreement (provided, however, that termination shall not be Seller’s exclusive remedy to the extent other remedies are permitted by this Agreement) or (iii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read as if such conditions no longer existed; provided, however that, if such failure of condition also constitutes or is accompanied by a default by Purchaser hereunder, Seller shall have all applicable rights and remedies as set forth in Section 14 hereof, and the indemnity contained in Section 3A hereof shall survive Closing. Notwithstanding that certain of Purchaser’s representations and warranties may be limited to the extent of actual knowledge of the facts stated therein, it shall be a condition precedent to Seller’s obligation to go to Closing that the facts stated in all such representations and warranties shall be correct in all material respects as of the time of Closing.

9. Closing.

A. Unless this Agreement is terminated by Purchaser or Seller as herein provided, the closing hereunder (“Closing”) shall be conducted in escrow by the Escrow Agent on or before that date which is two hundred ten (210) days after the Effective Date or such later date to which the date for Closing may have been extended as herein provided (the “Closing Date”).

B. At Closing, in addition to any other documents required to be delivered under the terms of this Agreement, Seller shall deliver or cause to be delivered to Purchaser the following, copies of which forms, if available in the case of third party documents, shall be delivered to Purchaser five (5) days prior to Closing:

1. A special warranty deed, duly executed and acknowledged by Seller and in proper form for recordation, fee simple title to the Real Property subject only to the Permitted Exceptions. If requested by Purchaser, the deed shall also describe the Real Property by reference to the physical survey obtained by Purchaser.

2. A valid bill of sale or assignment of lease, as the case may be, of all of the Additional Property, duly executed and acknowledged by Seller.

3. The originals of the Leases, together with a valid assignment (the “Assignment of Leases”), duly executed and assigning to Purchaser all of Seller’s right, title and interest, as landlord, in and to the Leases, free and clear of all assignments, pledges or hypothecations thereof by the landlord thereunder, which Assignment of Leases shall include Seller’s indemnity for a period of one (1) year from Closing for all matters arising or asserted under the Leases due to events or occurrences arising or before the Closing (specifically excluding any matter relating to the physical condition of the Property) and Purchaser’s indemnity for all matters arising or asserted under the Leases due to events or occurrences arising after Closing.

4. Notice to the tenants under the Leases in a customary form approved by Purchaser and in conformity with the requirements of the Leases, duly executed and acknowledged by Seller, advising the tenants of the sale of the Property to Purchaser and directing that rent and other payments thereafter be sent to Purchaser (or its agent) at the address provided by Purchaser.

5. A valid assignment, duly executed and acknowledged by Seller, assigning to Purchaser all of Seller’s interest in and to the Intangible Property.

6. To the extent they are in Seller’s possession or control, originals of all certificates of occupancy, licenses, permits, authorizations and approvals required by law and issued by all governmental authorities having jurisdiction over the Real Property and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions).

7. To the extent they are in Seller’s possession or control, a complete set of the final working drawings, engineering plans, utilities lay-out plans, topographical plans, all tenant improvement plans and the like used in the construction of the Improvements.

8. Such affidavits (limited to factual matters known to Seller except in the case of statements needed for mechanic’s lien coverage) as the Escrow Agent shall reasonably require in order to issue policies of title insurance free of any exceptions for unfiled mechanics, materialmen’s or similar liens and parties in possession (other than the tenants under the Leases and the rights of other parties under the Permitted Exceptions).

9. A certificate of non-foreign status as required by Section 1445 of the Internal Revenue Code.

10. All keys, codes, or other security devices in Seller’s possession or control used in connection with the operation of the Property.

11. Seller’s certificate pursuant to Section 8A.3 with respect to its representations and warranties.

12. An indemnity by Seller in favor of Purchaser for all liabilities, losses , costs and expenses that Purchaser may incur by reason of any tortious act or omission by Seller occurring prior to the Closing; provided that the foregoing shall be limited by the other provisions of this Agreement, including without limitation Section 3 and other provisions of this Agreement relating to survival.

13. If in connection with Purchaser’s assumption of the Mortgage, Purchaser will become liable for, or bound by any default under the Mortgage arising out of any occurrence which takes place prior to the Closing, Seller shall execute and deliver to Purchaser an agreement pursuant to which Seller indemnifies and holds Purchaser harmless for a period of one year from Closing, from and against any claims, liabilities, loss or damages suffered or incurred by Purchaser as a result thereof, including attorneys’ fees and other cost incurred in defending any such claim.

C. At Closing, in addition to any other documents required to be delivered under the terms of this Agreement, Purchaser shall (i) execute and deliver (a) the Assignment of Leases, (b) the coal notice and certificate of residence in the deed, (c) an approved settlement statement; and (ii) deliver or cause to be delivered (a) all documents reasonably required by the Escrow Agent and (b) cash, wire transfer or other immediately available funds payable to Seller in the amount of the funds at Closing, as specified in Subsections 2A (as held by Escrow Agent) and 2B.

10. Adjustments.

The following shall be adjusted between Seller and Purchaser and shall be prorated on a per diem basis as of the Closing Date, except as noted below:

A. All rents and other payments and obligations pursuant to the Leases. All monies received after Closing from a tenant in arrears at Closing shall be first applied to current rent, then to arrearages and any other amounts owing to Seller. Purchaser shall be under no obligation to collect any arrearages owing to Seller. Seller covenants that it shall not attempt to enforce any action to collect any arrearage from any Tenant after Closing.

B. Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed), personal property taxes, and assessments on the Property shall be apportioned pro rata between Seller and Purchaser, with Seller responsible for the same to and including the day prior to the Closing Date and Purchaser responsible for the same from and after the Closing Date. Purchaser shall receive a credit in an amount equal to any taxes and assessments unpaid as of the Closing Date and for which Seller is responsible hereunder. Seller shall receive a credit in an amount equal to any taxes and assessments which have been paid by Seller applicable to periods on or after the Closing Date.

C. Seller shall pay to Purchaser at Closing, by credit against the Purchase Price, all security deposits paid by tenants under the Leases, including any and all interest accrued thereon, not applied as permitted by the applicable Lease. Purchaser shall pay to Seller at Closing the amount of any reserve accounts for the payment of real estate taxes, tenant improvement costs, real estate commissions and the like held or controlled by Mortgagee.

D. Seller shall pay the cost of deed preparation and the 1% loan assumption fee. Seller and Purchaser shall each pay one half the amount of all transfer and recording taxes on the deed conveying the Real Property and any escrow fees charged by Escrow Agent to act as settlement agent. Purchaser shall pay all charges of the Escrow Agent, including any abstracting costs, for issuance of the title commitment and owner’s title policy to Purchaser, the cost of the Survey, the cost of any endorsement to the policy of title insurance.

E. All utilities, operating expenses and other apportionable income and expenses paid or payable by Seller, including without limitation, Common Area Maintenance charges due under the Leases (collectively “CAM Charges”), shall be apportioned pro rata on a per diem basis as of 12:01 A.M. on the date of Closing. Seller shall use its best efforts to cause any and all public utilities serving the Property to issue final bills to Seller on the basis of readings made as of Closing and all such bills shall be paid by Seller. At Closing, Purchaser and Seller shall perform a final reconciliation of the CAM Charges due under the Leases for the calendar year up to the date of Closing (the “Short Year”) as follows: (i) Purchaser shall pay to Seller the amount by which the CAM Charges and taxes actually paid by Seller during such Short Year exceed that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year, or (ii) Seller shall pay to Purchaser the amount by which that portion of funds Seller collected from tenants for CAM Charges and taxes (which are not otherwise paid directly by such tenants) during the Short Year exceeds the CAM Charges and taxes actually paid by Seller during such Short Year. Seller shall provide all relevant information regarding such interim reconciliation of the CAM Charges to Purchaser at least ten (10) business days prior to Closing.

F. Purchaser shall be entitled to a credit against the Purchaser Price in an amount equal to all unpaid interest and other charges on the Existing Mortgage accrued through and including the day immediately preceding the date of Closing.

G. With the exception of any adjustments to be made following the Closing Date, (a) if a net amount is owed by Seller to Purchaser pursuant to this Section 10, such amount shall be credited against the Purchase Price, and (b) if a net amount is owed by Purchaser to Seller pursuant to this Section 10, such amount shall be paid to Seller without an increase in the Purchase Price.

11. Possession. Possession of the Property shall be delivered as of the Closing Date, subject only to the Leases and other Permitted Exceptions.

12. Condemnation. In the event that any eminent domain proceeding (including a temporary taking) affecting the Real Property or any part thereof or affecting any of the rights of the tenants under the Leases is commenced or threatened by a governmental body having the power of eminent domain (a “Condemnation”), Seller shall immediately give Purchaser written notice thereof, and in the event, in Purchaser’s sole discretion, such Condemnation has no material adverse effect on the Property, Purchaser shall receive the award resulting from the Condemnation, (or if not then received, the right to the same shall be assigned to Purchaser), and this transaction shall be closed in the same manner as if no such Condemnation or other taking shall have occurred. However, if any such Condemnation has, or will have, in Purchaser’s sole discretion, a material adverse effect on the Property, Purchaser may terminate this Agreement, in which event the Escrow Agent shall immediately forward the Deposit to Purchaser, and neither party shall have any further liability or obligations to the other hereunder; provided, however, that the indemnity contained in Subsection 3A hereof shall survive.

13. Seller’s Default. In the event Seller shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Agreement, then Purchaser, as Purchaser’s sole remedy for such default, shall be entitled to seek either (a) an action for specific performance of this Agreement with no right to damages, or (b) the return of the Deposit and reimbursement of the reasonable costs incurred by Purchaser in reliance upon this Agreement but not exceeding a sum equal to the amount of the Deposit and with no right to any other damages.

14. Purchaser’s Default; Liquidated Damages. In the event Purchaser shall be in breach or violation of, or shall fail or refuse to perform its obligations under this Agreement, the Deposit shall be immediately forwarded by Escrow Agent to Seller on demand, which is hereby agreed to be adequate liquidated damages for Purchaser’s default hereunder, and Seller shall have no other rights or remedies, provided that the foregoing shall not limit any damages or other remedies of Seller in the case of a default by Purchaser under any of the provisions of Section 3 of this Agreement. The parties acknowledge that the Deposit represents a reasonable effort to ascertain the damages to Seller in the event of such a Purchaser default, which damages are difficult or impossible to quantify. Notwithstanding any provision of this Agreement to the contrary, Escrow Agent’s duties and responsibilities are set forth in the Escrow Agreement.

15. Broker’s Commission. Seller shall be solely responsible for, and shall pay in cash at Closing, and only if Closing shall occur, a real estate commission to Dietz Commercial (the “Broker”) but only pursuant to the terms of any separate written agreement to which Seller is a party. Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that, except as provided in the preceding sentence, no commissions are due and owing any real estate broker or salesperson (other than the Broker) in connection with this transaction arising out of its actions. Seller and Purchaser hereby each agree to indemnify, defend and hold the other harmless from and against any claim for any real estate commission or similar fee arising out of its actions concerning the purchase and sale of the Property as contemplated by this Agreement. Seller acknowledges that Purchaser has disclosed that certain of its principals are licensed real estate agents in the Commonwealth of Virginia.

16. Insurance; Risk of Loss. At all times until the Closing has been consummated, Seller shall maintain in full force and effect casualty and liability insurance on or with respect to the Property, it being understood and agreed that all risk of loss with respect to the Property shall remain with Seller through Closing. In the event that prior to the Closing Date, the Improvements on the Property are damaged, destroyed, or rendered unusable, in whole or in part, by fire, Condemnation, or other cause (“Casualty”), then the Purchaser may terminate this Agreement by notice to the Seller within ten (10) days of Purchaser’s receipt of Seller’s notice of such damage or proceeding, in which case the Deposit shall be refunded to Purchaser, and thereafter neither party shall have any further obligation or liability to the other by virtue of this Agreement, except as otherwise expressly provided herein.

17. Survival of Covenants. All covenants, representations and warranties made by Seller and Purchaser herein or in any other documents or instruments delivered pursuant hereto or in connection herewith shall survive the Closing for a period of three (3) years after Closing, but only as to those specific matters reasonably detailed in appropriate legal proceedings against Seller filed on or before three (3) years after Closing; provided that Seller’s representations and warranties set forth in Section 5 (I), (K) and (L) of this Agreement shall survive only as to those specific matters reasonably detailed in appropriate legal proceedings against Seller filed on or before one (1) year after the Closing. Any recovery by reason of a breach of this Section or any other representation or warranty of Seller, whether herein or in any document delivered in connection herewith shall be limited, in the aggregate, to an amount equal to the Purchase Price.

18. Assignment. Purchaser’s rights under this Agreement shall be assignable by Purchaser, without further consent of Seller, to an entity affiliated with or controlled by Purchaser or any of Purchaser’s principals. In any such event, Purchaser shall be solely responsible for, and shall pay at or before the Closing, any additional transfer taxes payable as a result of any such assignment.

19. Notices. All notices, requests or other communications permitted or required under this Agreement shall be in writing and shall be communicated by personal delivery, by nationally recognized overnight delivery service (such as Federal Express), by certified mail, return receipt requested, or by facsimile transmission to the parties hereto at the addresses shown below, or at such other address as any of them may designate by notice to each of the others. Notice given by facsimile shall be effective as of the successful transmission of the facsimile (as evidenced by a successful transmission report generated by the sender’s facsimile equipment), but only if notice is sent the same day by another method permitted by this Section 19.

Seller:	ECHO WARREN ASSOCIATES, L.P.
c/o ECHO Real Estate Services Company
Attn: Managing Partner
701 Alpha Drive
Pittsburgh, PA 15238
412.968.1664 telephone
412.967.6141 fax

Copies to:	ECHO Real Estate Services Company
Attn: Legal Department
701 Alpha Drive
Pittsburgh, PA 15238
412.968.1664 telephone
412.967.6141 fax

Joseph J. Barnes
Barnes Dulac Watkins
Two Gateway Center, 17 East
603 Stanwix Street
Pittsburgh, Pennsylvania 15222
412.434.5856 telephone
412.434.5554 fax

Purchaser:	WHLR-Warren Commons, LLC
Attn: Jon S. Wheeler and Rob Seidel
Suite 200
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
757.627.9088 telephone
757.627.9081 fax

Copy to:	Stuart A. Pleasants, attorney at law
Suite 101
2529 Virginia Beach Boulevard
Virginia Beach, Virginia 23452
757.275.7634 telephone
757.627.9081 fax

20. Escrow. Upon its receipt thereof, Escrow Agent shall deposit the Deposit in a federally insured interest bearing account, with all accrued interest earned thereon to be added to and deemed a part of the Deposit. Except as otherwise provided in this Agreement, the Deposit shall be delivered by Escrow Agent to Seller on the Closing Date for application against the Purchase Price; provided, however, if Purchaser shall be entitled to a refund of the Deposit in accordance with the terms of this Agreement, Escrow Agent shall promptly refund the Deposit to Purchaser. Escrow Agent shall have no liability to any party hereto in acting or refraining from acting hereunder except for willful malfeasance and shall perform such function without compensation. In the event of any dispute between the parties hereto or between Escrow Agent and Seller or Purchaser, Escrow Agent may deposit the Deposit in a court of competent jurisdiction for the purpose of obtaining a determination of such controversy. Seller and Purchaser agree to execute and deliver an escrow agreement in the form designated by Escrow Agent in form and content as contained in the Escrow Agreement.

21. Like Kind Exchange Under Section 1031 of the Internal Revenue Code. The parties acknowledge that Seller or Purchaser may wish to enter into a like kind exchange (either simultaneous or deferred) with respect to the Property (the “Exchange”) pursuant to the applicable provisions of Section 1031 of the Internal Revenue Code of 1986, as amended. Notwithstanding anything to the contrary contained in this Agreement, Seller or Purchaser shall have the right to assign its interest under this Agreement without the other party’s consent for the sole purpose of enabling the assigning party to effectuate the Exchange, including execution of any necessary acknowledgment documents; provided, however, that notwithstanding any such assignment, the assigning party shall not be released from any of its liabilities, obligations or indemnities under this Agreement. The other party shall cooperate in all reasonable respects with the assigning party to effectuate such Exchange; provided, however, that:

A. Closing shall not be extended or delayed by reason of such Exchange;

B. The non-assigning party shall not be required to incur any additional cost, expense or liability, contingent or otherwise, as a result of such Exchange, and the assigning party shall forthwith, on demand, reimburse the non-assigning party for any additional cost, expense or liability, including attorney’s fees incurred by the non-assigning party as a result of the Exchange in reviewing documents; and

C. The assigning party’s ability to consummate the Exchange shall not be a condition to the obligations of assigning party under this Agreement, and the non-assigning party does not warrant and shall not be responsible for any of the tax consequences to assigning party with respect to the transactions contemplated hereunder.

22. Miscellaneous.

A. This Agreement shall be governed by, construed and enforced under the laws of the State of Pennsylvania, without regard to its conflicts of laws provisions.

B. This Agreement sets forth the entire agreement and understanding between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings which led to the subject matter hereof.

C. All the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, personal representatives, executors, successors and permissible assigns.

D. Failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the provision. No waiver by either party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one of more instances, shall be deemed a further or continuing waiver of condition or covenant, representation or warranty contained in this Agreement.

E. Any amendment or modification of this Agreement shall be made in writing executed by the party sought to be charged thereby.

F. Wherever used herein, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all other genders. If Seller consists of more than one individual or entity, all individuals and entities comprising Seller shall be jointly and severally liable under this Agreement. In this Agreement, whenever general words or terms are followed by the word “including” (or other forms of the word “include”) and words of particular and specific meaning, shall be deemed to include the words “including without limitation,” and the general words shall be construed in their widest extent, and shall not be limited to persons or things of the same general kind or class as those specifically mentioned in the words of particular and specific meaning.

G. The captions and Section headings contained herein are for convenience only and shall not be used in construing or enforcing any of the provisions of this Agreement.

H. This Agreement may be executed, by facsimile or email, in two (2) or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement. If executed by facsimile, the parties to this Agreement may rely on a facsimile copy as an original.

I. Time is of the essence with respect to every provision of this Agreement.

J. If the expiration of any time period measured in days occurs on a Saturday, Sunday or legal holiday, such expiration shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.

SIGNATURES FOLLOW:

WHLR-WARREN COMMONS, LLC

/s/ Jon S. Wheeler
By	Jon S. Wheeler, its Manager

ECHO WARREN ASSOCIATES, L.P., a Delaware limited partnership
By:	ECHO Developers Fund I Managing Partner, L.P., a Delaware limited partnership, its General Partner
	By:	ECHO Developers, LLC, a Pennsylvania limited liability company, its General Partner

		By:	/s/ Thomas A. Karet
Thomas A. Karet
its Managing Partner